Supplement Dated November 4, 2013 to your Prospectus Dated March 13, 2013

The language in the sub-section entitled “What happens at the end of each Guarantee Period?” in both the “Highlights” and “The Contract” sections is deleted and replaced with the following:

We will notify you of your options before the end of your Guarantee Period. These options currently include (not all options may be available to every Contract Owner):

•                  Fully Surrendering your Contract;

•                  Having your Contract Value rollover to a Subsequent Guarantee Period of the same length of time (unless such Subsequent Guarantee Period would extend beyond the Annuity Commencement Date)*;

•                  Transfer to Guarantee Periods we make available at that time (there may not be a Guarantee Period available that would end prior to the Annuity Commencement Date)*;

•                  Asking us to begin making Annuity Payouts; or

•                  Any other option that may become available.

Unless we receive written instructions from you selecting a different option, Hartford will roll your Contract Value into a Subsequent Guarantee Period for the same length of time if there is a Subsequent Guarantee Period available that would not extend beyond the Annuity Commencement Date. Your Contract will receive the interest rate we have established for that new Guarantee Period.

*If we do not receive written instructions from you as to which of the above options you wish to exercise upon the expiration of a Guarantee Period, and the only Guarantee Period which would otherwise be available to you extends past your Annuity Commencement Date, your Contract Value will not be invested into a new Guarantee Period. Instead, at the end of your current Guarantee Period, your Contract Value will be placed in a holding account and will not earn interest on your Contract Value. Your Contract Value will remain in this holding account (without earning any interest) until you elect to liquidate your Contract or select a payout option, or your contract is automatically annuitized when the Annuity Commencement Date is reached. When you liquidate your Contract or select a payout option, or are defaulted to a payout option upon reaching your Annuity Commencement Date, no surrender charge or MVA will be assessed.

We reserve the right to add, delete, modify or otherwise restrict the availability of Guarantee Periods to any or all classes of contract holders.

This supplement should be retained with the prospectus for future reference.

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